Exhibit 99.1

Systemax Declares $2.00 Per Share Special Dividend

PORT WASHINGTON, NY, December 8, 2020 – Systemax Inc. (NYSE: SYX), today announced that its Board of Directors has declared a special cash dividend of $2.00 per share to shareholders of the company’s common stock. The special dividend will be payable on December 28, 2020 to shareholders of record as of the close of business on December 18, 2020. A portion of this distribution may be considered a return of capital for tax purposes. Additional information regarding return of capital distributions are expected to be made available at Systemax’s investor relations website in early 2021.

Richard Leeds, Executive Chairman, said, “With this special dividend, our fourth in four years, we will have paid to shareholders almost $500 million in dividends since 2018. Our strong balance sheet, continued cash generation, and business momentum provide significant flexibility to execute our strategic plan, invest in our future growth, and to fund our regular quarterly dividend.”
About Systemax Inc.
Systemax Inc. (www.systemax.com), through its operating subsidiaries, is a provider of industrial products in North America going to market through a system of branded e-Commerce websites and relationship marketers. The primary brand is Global Industrial.

Investor/Media Contact:
Mike Smargiassi/ Ryan Golden
The Plunkett Group
212-739-6740
mike@theplunkettgroup.com/ ryan@theplunkettgroup.com